Exhibit 17.2

15 November, 2018

Ian Thompson

General Counsel

FMC GlobalSat Inc.

3301 SE 14th Ave

Fort Lauderdale, FL 33316

Dear Mr. Thompson and Members of the Board:

It is with regret that I tender my resignation from the FMC GlobalSat Board of Directors, effective immediately.

I am grateful for having had the opportunity to serve on the board of this organization. I offer my best wishes for its continued success.

Sincerely,

/s/ Chris MacDonald
Chris MacDonald
15 November, 2018
34 Winesap Lane
S. Burlington VT, 05403